Exhibit 99.1

Genasys Reports Fiscal First Quarter 2026 Results

Revenue of $17.1M Marks Strong Start to Fiscal 2026

SAN DIEGO, CA – February 10, 2026 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced financial results for the Company’s fiscal 2026 first quarter ended December 31, 2025.

Recent Business Highlights

•
Delivered $17.1 million in revenue for the fiscal first quarter of 2026, highlighting sustained growth and operational execution.
•
Appointed Cassandra Hernandez-Monteon as Chief Financial Officer, bringing proven internal leadership, deep institutional knowledge, and a strong track record of financial discipline to support Genasys’ long-term value creation and strategic execution.
•
Repaid the $4.0 million incremental term loan in full, demonstrating strong cash flow generation and disciplined balance sheet management.
•
Cash, cash equivalents and marketable securities totaled $10.3 million as of December 31, 2025.

Management Commentary and Outlook

“We started fiscal 2026 on a strong note, delivering first quarter revenue of $17.1 million driven by robust execution on the Puerto Rico project and increased sales across our hardware products,” said Richard Danforth, Genasys’ Chief Executive Officer. “Additionally, during the fiscal first quarter of 2026, we fully repaid the incremental $4.0 million term loan from May 2025 and appointed Cassandra Hernandez-Monteon as Chief Financial Officer. These milestones strengthened the Company’s balance sheet and leadership team, reinforcing our financial discipline and positioning us to execute against our strategic priorities with greater flexibility and confidence.

“Looking ahead, Genasys remains well positioned to drive sustained growth and long-term value creation for our shareholders. Large-scale contracts, including the Puerto Rico Dams Early Warning System (EWS) project and the Common Remotely Operated Weapons Station (CROWS) II Technical Refresh program, provide a solid foundation for our backlog as we continue to expand our presence across multiple-end markets.

“Public safety and emergency warning have become increasingly critical in today’s environment, creating a growing number of applications for our solutions. As we progress through the fiscal year, we expect to deliver meaningful year-over-year revenue growth with annual gross margin expected to be approximately 50%. This margin profile, paired with continued strong top-line performance, positions us to achieve both operating and net income profitability in fiscal 2026. With a solid backlog and an expanding pipeline, we are confident in our ability to execute effectively, capture additional market share, and return to profitability this fiscal year.”

Fiscal Q1 2026 Financial Summary

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Revenue of $17.1 million, versus $6.9 million in the fiscal 2025 first quarter
•
Gross margin of 48.0%, versus 45.8% in the fiscal 2025 first quarter
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GAAP operating loss of ($0.4) million, versus a GAAP operating loss of ($5.9) million in the fiscal 2025 first quarter
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Adjusted EBITDA of $0.7 million, versus ($4.8) million in the fiscal 2025 first quarter
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GAAP net loss of ($0.8) million versus ($4.1) million in the fiscal 2025 first quarter. GAAP net loss per share ($0.02) versus ($0.09) in the fiscal 2025 first quarter

Fiscal Q1 2026 Financial Results

Fiscal first quarter revenue was $17.1 million, an increase of 145.9% from $6.9 million in the prior year’s quarter.

Gross profit margin was 48.0%, compared with 45.8% in the first quarter of fiscal 2025. The increase in gross profit margin was primarily driven by the increase in hardware revenue. Moving forward, we expect margins to expand to roughly 50% for the fiscal year.

Operating expenses decreased 6.4% to $8.5 million from $9.1 million in the fiscal first quarter 2025. Selling, general and administrative expenses decreased 2.8% to $6.6 million from $6.8 million in the quarter ended December 31, 2025. Research and development expenses decreased 17.1% year-over-year to $1.9 million from $2.3 million in the fiscal first quarter 2025.

GAAP net loss in the quarter was ($0.8) million, or ($0.02) per share, compared with a GAAP net loss of ($4.1) million, or ($0.09) per share, in the first quarter of fiscal 2025. The decrease in GAAP net loss was primarily driven by the increase in revenues and reductions in operating expenses.

Adjusted EBITDA was $0.7 million for the first quarter of fiscal 2026, compared with ($4.8) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $10.3 million as of December 31, 2025, compared to $8.0 million at September 30, 2025. This balance is net of the $4.0 million incremental term loan repayment. Based on current cash position and order backlog, the Company believes they have sufficient capital to service the near- and long-term debt.

*We include in this press release adjusted EBITDA, which is a non-GAAP financial measure and which we believe provides helpful information to investors with respect to evaluating the Company’s performance.

Adjusted EBITDA represents our net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, share-based compensation, fair value measurements of our term loans and warrants, and other items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. However, since adjusted EBITDA is a non-GAAP financial measure, it is not necessarily comparable with adjusted EBITDA used by other companies. Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP, including net income (loss).

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fiscal first quarter 2026 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (800) 715-9871, or international at +1 (646) 307-1963. A webcast will also be available at the following link: https://app.webinar.net/axb6rY5reog

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and hardware systems, including the Company’s Long Range Acoustic Device® (LRAD®), the Genasys Protect® platform is designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation risks relating to receiving timely payment under, regulatory uncertainties surrounding, or disruptions in governmental support or funding of, the Puerto Rico project, our reliance on a limited number of customers, the likely need for additional capital, actual or perceived failures or breaches of our information and security systems, continued funding of government spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, market acceptance of the Company’s products, shortages in components or price increases that cannot be passed on to customers, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, difficulties in retaining key employees and customers, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com

Genasys Inc.

Consolidated Balance Sheet

(Unaudited - in thousands)

	December 31, 2025	September 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,286	$7,969
Short-term marketable securities	30	70
Accounts receivable, net	8,882	7,596
Contract assets	7,150	6,117
Inventories, net	8,573	8,805
Prepaid expenses and other	9,079	8,742
Total current assets	44,000	39,299
Long-term restricted cash	585	585
Property and equipment, net	1,020	1,125
Goodwill	13,451	13,450
Intangible assets, net	5,570	6,147
Operating lease right of use assets, net	2,214	2,419
Other assets	806	844
Total assets	$67,646	$63,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,463	$8,181
Customer deposit	30,305	19,669
Accrued liabilities	7,276	7,451
Operating lease liabilities, current portion	1,145	1,125
Notes payable, at fair value	13,820	18,010
Total current liabilities	60,009	54,436

Warrant liability	2,700	3,570
Long-term deferred revenue	1,209	1,478
Operating lease liabilities, noncurrent	1,922	2,218
Total liabilities	65,840	61,702

Total stockholders' equity	1,806	2,167
Total liabilities and stockholders' equity	$67,646	$63,869

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended December 31,
	2025	2024
	(unaudited)	(unaudited)
Revenues	$17,065	$6,940
Cost of revenues	8,882	3,762
Gross profit	8,183	3,178
	48.0%	45.8%
Operating expenses
Selling, general and administrative	6,640	6,834
Research and development	1,895	2,285
Total operating expenses	8,535	9,119

Loss from operations	(352)	(5,941)
Other expenses (income), net	(340)	1,863
Loss before income taxes	(692)	(4,078)
Income tax expense	125	—
Net loss	$(817)	$(4,078)

Net loss per common share - basic and diluted	$(0.02)	$(0.09)
Weighted average common shares outstanding - basic and diluted	45,197	44,912

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(817)	$(4,078)
Other expenses (income), net	340	(1,863)
Income tax expense	125	—
Depreciation and amortization	682	737
Share based compensation	419	391
Adjusted EBITDA	$749	$(4,813)